Exhibit 4.40

MEREO BIOPHARMA 5, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and among [name] (“Executive”), Mereo BioPharma 5, Inc. (the “Company”) and Mereo BioPharma Group plc (“Parent”), effective as of [date] (the “Effective Date”).

Background

A. The Board of Directors of Parent (the “Board”) recognizes that the possibility of an acquisition of the Company or an affiliate or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company, Parent and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B. The Board believes that it is in the best interests of the Company, Parent and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company and Parent upon a Change in Control (as defined below) for the benefit of Parent’s stockholders.

C. The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

D. Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9 below.

Agreement

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law, although Executive may be entitled to certain payments and benefits as set forth in this Agreement. Except as provided in Section 5 below, if Executive’s employment terminates for any reason, Executive shall not be entitled to any severance payments, benefits or compensation other than as provided in this Agreement.

3. Covered Termination Outside a Change in Control Period. If Executive experiences a Covered Termination outside a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed general release of all claims against the Company and its affiliates in a form approved by the Company (a “Release of Claims”) that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a) Severance. The Company shall continue to pay Executive Executive’s annual base salary at the rate in effect immediately prior to the Termination Date during the period of time commencing on the Termination Date and ending on the six (6)-month anniversary thereof, payable in substantially equal installments in accordance with the Company’s standard payroll policies, less applicable withholdings, with such installments to commence on the first payroll date following the date the Release of Claims becomes effective and irrevocable and the first installment to include any amount that would have been paid had the Release of Claims been effective and irrevocable on the Termination Date.

(b) Continued Healthcare. During the period commencing on the Termination Date and ending on the six (6)-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “Non-CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Termination Date; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the Non-CIC COBRA Period (or remaining portion thereof).

4. Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed Release of Claims that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a) Severance. The Company shall pay to Executive an amount equal to the sum of (i) Executive’s annual base salary at the rate in effect immediately prior to the Termination Date and (ii) Executive’s target annual bonus assuming achievement of performance goals at one hundred percent (100%) of target, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below.

(b) Continued Healthcare. During the period commencing on the Termination Date and ending on the first anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Termination Date; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof).

(c) Equity Awards. Each outstanding and unvested equity award covering the American Depositary Shares or ordinary shares of Parent that vests solely based on the passage of time held by Executive as of the Termination Date shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one percent (100%) of the American Depositary Shares or ordinary shares of Parent subject thereto, as of immediately prior to the Termination Date.

5. Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits paid first in time being recharacterized as payments pursuant to the Company’s statutory obligation.

6. Deemed Resignation. Upon termination of Executive’s service for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

7. Other Terminations. If Executive’s employment with the Company terminates for any reason other than due to a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, vacation and expense reimbursements through the Termination Date in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

8. Golden Parachute Excise Tax.

(a) Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(b) Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 8(a). If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within 30 days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

9. Definitions. The following terms used in this Agreement shall have the following meanings:

(a) “Cause” means any one of the following: (i) Executive engaging in any act of theft or fraud concerning, or misappropriation of, funds or other assets of the Company or any of its affiliates (the “Company Group”), or other acts of dishonesty, willful misconduct or gross negligence involving the property or affairs of the Company Group; (ii) a conviction (by trial, upon a plea or otherwise) of Executive or the admission of guilt via nolo contendere by Executive of any felony or misdemeanor involving moral turpitude; (iii) Executive’s willful violation of any material policy or procedure of the Company Group; (iv) Executive’s material breach of the fiduciary duties owed by an officer of the Company Group to the Company Group under applicable law; (v) Executive’s willful failure (other than due to mental or physical incapacity) or refusal to obey and execute all reasonable and lawful directions given by or under the authority of the Company Group; (vi) Executive’s willful and material breach of any of the terms and conditions of this Agreement; or (vii) Executive’s willful and material breach of any restrictive covenants by which Executive is bound under this Agreement or any other agreement with any member of the Company Group. Notwithstanding the foregoing, if there exists a circumstance that constitutes “Cause” as set forth above which is capable of being cured by Executive, the Company will promptly notify Executive in writing of such event (which notification shall specify in reasonable detail the conduct that the Company alleges to constitute Cause and the specific actions, if any, which the Company believes Executive must take to cure such events or conditions) and Executive will have 30 days from the date such written notice is given to cure such events (if curable), and, if cured, such events or conditions will be deemed not to constitute Cause hereunder. For the purposes of this definition, no act or failure to act on Executive’s part shall be considered “willful” unless it is done or omitted to be done by Executive in bad faith and without reasonable belief that the act or failure to act was in the best interest of the Company.

(b) “Change in Control” means (i) the acquisition by any person or group of affiliated or associated persons of more than fifty percent (50%) of the outstanding capital stock of Parent or voting securities representing more than fifty percent (50%) of the total voting power of outstanding securities of Parent; (ii) the consummation of a sale, exclusive license or other disposition of all or substantially all of the assets of Parent to a third party; (iii) the consummation of any merger involving Parent in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the shareholders of Parent, as applicable, immediately prior to such merger. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if: (A) its sole purpose is to change the jurisdiction of Parent’s incorporation; (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Parent’s securities immediately before such transaction; or (C) it is effected primarily for the purpose of financing Parent with cash (as determined by the Board without regard to whether such transaction is effectuated by a merger, equity financing, or otherwise). Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event, to the extent required by Section 409A.

(c) “Change in Control Period” means the period commencing on a Change in Control and ending 12 months after such Change in Control.

(d) “Covered Termination” means the termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason, and shall not include a termination due to Executive’s death or disability.

(e) “Good Reason” means Executive’s resignation from employment with the Company after the occurrence, without Executive’s written consent, of any of the following: (i) a material reduction in Executive’s authorities, duties, reporting obligations and responsibilities or other terms and conditions of employment; (ii) a material reduction by the Company in Executive’s base salary from Executive’s base salary in effect immediately prior to such reduction; (iii) a relocation of Executive’s principal place of employment to a place outside the Atlanta, Georgia metropolitan area, provided that if Executive’s office as of such relocation is Executive’s home office, such commute shall be measured from Executive’s home office as of Executive’s commencement of employment with the Company Group, or a relocation of Executive’s office to a location outside of Georgia, except that required travel on the Company’s business to an extent substantially consistent with Executive’s historical business travel obligations shall not be considered a relocation; or (iv) any material breach, non-performance or non-observance by the Company fo any of the terms of this Agreement or the Employment Agreement. Notwithstanding the foregoing, a resignation shall not be for “Good Reason” unless the event or condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to the Company within sixty (60) days of the first occurrence of such event or condition and such resignation is effective within thirty (30) days following the end of such notice period.

(f) “Separation from Service” means a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

(g) “Termination Date” means the date on which Executive experiences a Covered Termination.

10. Successors.

(a) Company’s Successors . Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), delivery by email or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s books and records.

12. Confidentiality; Non-Disparagement.

(a) Confidentiality. Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to that certain Employee Proprietary Information and Inventions Assignment Agreement or other confidentiality, invention assignment, restrictive covenant or similar agreement by and between the Company and/or Parent and Executive (the “Confidential Information Agreement”).

(b) Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, Parent, their respective affiliates and their respective directors, officers, agents, partners, stockholders or employees, either publicly or privately. Nothing in this Section 12(c) shall apply to any evidence or testimony required by any court, arbitrator or government agency.

(c) Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or the Confidential Information Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms or otherwise arising out of the parties’ relationship, shall be resolved solely and exclusively by final and binding arbitration held in [county and state of residency] through JAMS in conformity with [state of residency] law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules- employment-arbitration/. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of Sections 12(a) – 12(b), the Company may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Company. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Sections 12(a) – 12(b), and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 12(a) – 12(b), none of the parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 13, they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or collective action or representative proceeding. Nothing herein shall limit Executive’s ability to pursue claims for workers compensation or unemployment benefits or pursue other claims which by law cannot be subject to mandatory arbitration.

14. Miscellaneous Provisions.

(a) Section 409A.

(i) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount constituting deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 above unless Executive’s termination of employment constitutes a Separation from Service.

(ii) Specified Executive. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv) Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(v) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or the Release of Claims does not become effective and irrevocable within 60 days following the Termination Date (or such shorter period specified by the Company), Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (B) in any case where Executive’s Termination Date and the last day the Release of Claims may be considered or, if applicable, revoked fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall commence or be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Termination Date, the date that is seven (7) days following the date upon which the Company timely delivers the Release of Claims to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Termination Date, the date that is twenty one (21) days following the date upon which the Company timely delivers the Release of Claims to Executive, or, if Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty five (45) days following such delivery date.

(b) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold.

(c) Waiver. No provision of this Agreement shall be modified, waived or dis- charged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises, arrangements and understandings regarding the same, whether written or unwritten, including, without limitation, any equity award agreement between Executive and Parent to the extent the terms are less favorable acceleration than hereunder or any severance or change in control benefits in Executive’s employment agreement with Parent dated as of [date]. Notwithstanding the foregoing, beyond the severance benefits set forth in Section 6 of the Employment Agreement, the other provisions the Employment Agreement remain in full force and effect, except as otherwise modified by that certain transfer letter agreement between Executive, Parent and the Company effective as of [date].

(e) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of [state of residency] without regard to its conflicts of law provisions.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.

(g) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

(h) Executive Acknowledgement. Executive acknowledges that (i) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

(Signature page follows)

The parties have executed this Agreement as of the dates set forth below.

MEREO BIOPHARMA 5, INC.

By:
Title:
Date:

MEREO BIOPHARMA GROUP PLC

By:
Title:
Date:

EXECUTIVE

By:
Title:
Date: